Exhibit 99.3

Genesis Energy, L.P. Commences Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL - News) today announced the commencement of a private placement to eligible purchasers of $200 million in aggregate principal amount of senior unsecured notes due 2018. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all existing and future subsidiaries.

We intend to use net proceeds from the offering to partially fund our previously announced pending acquisition of a 50% equity interest in the Cameron Highway Oil Pipeline Company. The net proceeds from the offering will be placed in escrow pending the closing of the acquisition. If the acquisition is not completed, we will be required to redeem all of the notes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered and issued only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding our ability to close successfully the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer